Exhibit 21

SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION

Patterson Dental Holdings, Inc.	Minnesota

Patterson Dental Supply, Inc.	Minnesota

Direct Dental Supply Co.	Nevada

Patterson Dental Canada Inc.	Canada

Patterson Technology Center, Inc.	Minnesota

Patterson Office Supplies, Inc.	Minnesota

Accu-Bite, Inc.	Michigan

Accu-Bite Dental Products Limited Liability Company	Michigan

Williamston Industrial Center, LLC	Michigan

Strategic Dental Marketing, Inc.	Michigan

PDC Funding Company, LLC	Minnesota

PDC Funding Company II, LLC	Minnesota

Webster Veterinary Supply, Inc.	Minnesota

Webster Management LP	Minnesota

Intra Corp.	Ohio

Patterson Medical Holdings, Inc.	Delaware

Patterson Medical Supply, Inc.	Minnesota

AO Liquidation, Inc.	Michigan

Tumble Forms, Inc.	New York

Midland Manufacturing Company, Inc.	South Carolina

Sammons Preston Canada, Inc.	Ontario

AbilityOne Homecraft Limited	England & Wales

AbilityOne Kinetec S.A.	France

AOC Vertriebs GmbH	Germany

AbilityOne Limited	England & Wales

Metro Medical, Inc.	Louisiana

Theraquip, Inc.	North Carolina

Patterson Logistics Services, Inc.	Minnesota

Advance Practice Systems LLC	Minnesota